_____________________________________________________________________________
NATIONAL RURAL UTILITES COOPERATIVE FINANCE CORPORATION,
as Loan Participation Servicer
and
NATIONAL COOPERATIVE SERVICES CORPORATION,
as Loan Participation Seller
and
FEDERAL AGRICULTURAL MORTGAGE CORPORATION,
as Loan Participation Holder
LOAN PARTICIPATION SERVICING AGREEMENT
Dated as of September 26, 2019
______________________________________________________________________________

ARTICLE II Administration and Servicing of Loan Participations...........................................	4

Section 2.01. General Servicing Provision................................................................................	4

Exhibit A – Annual Officer’s Certificate
Exhibit B – Distribution Report (Form)
Exhibit C – Loan Setup File (Form)
Exhibit D – Portfolio Financial Data Report (Form)
Exhibit E – Portfolio Risk Rating Report (Form)
Exhibit F – Defaulted Loan Report (Form)

This LOAN PARTICIPATION SERVICING AGREEMENT (this “Servicing Agreement”) is made and entered into as of September 26, 2019 by and between NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, a cooperative association organized and existing under the laws of the District of Columbia (the “Loan Participation Servicer”), NATIONAL COOPERATIVE SERVICES CORPORATION, a cooperative association organized and existing under the laws of the District of Columbia (the “Loan Participation Seller”), and the FEDERAL AGRICULTURAL MORTGAGE CORPORATION, a federally chartered instrumentality of the United States (the “Loan Participation Holder”).
WHEREAS, the Loan Participation Holder has purchased and may purchase from time to time Loan Participations from the Loan Participation Seller in its capacity as “Lead Lender” under the Master Non-Recourse Loan Participation Agreement dated as of September 26, 2019 (as amended from time to time, the “Participation Agreement”) between the Loan Participation Seller and the Loan Participation Holder; and
WHEREAS, the parties desire that the Loan Participation Servicer service the Loan Participations that the Loan Participation Holder has purchased on behalf and for the benefit of the Loan Participation Holder.
NOW, THEREFORE, the parties to this Servicing Agreement, in the capacities hereinabove set forth, in consideration of the mutual agreements and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, do hereby undertake and otherwise agree as follows:

ARTICLE I
Defined Terms
Section 1.01.     General Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Participation Agreement. Whenever used in this Servicing Agreement, the following words and phrases shall have the following meanings:
Annual Officer’s Certificate: A certificate completed and executed by the Servicing Officer on behalf of the Loan Participation Servicer in accordance with Section 2.13. Each Annual Officer’s Certificate shall be substantially in the form of Exhibit A hereto (with such changes and modifications as the Loan Participation Servicer and the Loan Participation Holder shall agree from time to time).
Borrower Rating: Each or either of the borrower risk rating and the facility risk rating assigned by the Loan Participation Servicer to a Participated Loan, if a CFC Borrower Loan, from time to time in accordance with the Loan Participation Servicer’s internal risk rating system.
CFC Borrower Loan: A Loan Participation with a Borrower that is a member of CFC as described in CFC’s Bylaws currently in effect or a Loan Participation the parties agree in writing to treat as a CFC Borrower Loan for purposes of this Participation Agreement.
Change of Control: The Loan Participation Servicer ceases to be a cooperative association in good standing with its governing jurisdiction and with a majority of its voting rights held by its eligible members.
Customary Servicing Procedures: With respect to the Loan Participation Servicer, the customary and usual standards of practice employed by the Loan Participation Servicer when servicing and administering loans in the Loan Participation Servicer’s portfolio of a type comparable to the Loan Participations sold pursuant to this Servicing Agreement, including the Participated Loans.
Defaulted Loan: Any Participated Loan as to which (i) any payment or part thereof, remains unpaid for thirty (30) days or more after the original due date for such payment, (ii) the related Borrower is subject to any bankruptcy or insolvency proceeding, (iii) the lien of the related Collateral has been foreclosed or otherwise enforced, sold pursuant to a power of sale or trustee’s sale or repossessed, or proceedings for foreclosure, sale or repossession have been commenced, or (iv) the Loan Participation Servicer has determined, consistent with Customary Servicing Procedures, that such Loan Participation is not collectible.
Defaulted Loan Report: A report in an electronic format reasonably acceptable to the Loan Participation Holder (e.g., spreadsheet or CSV format), which shall be substantially in the format attached hereto as Exhibit F (or as otherwise agreed to between the parties from time to time) that provides a summary description of the Defaulted Loan and any remedial efforts on the part of the Loan Participation Servicer (or as otherwise agreed to between the parties from time to time).

Distribution Report: A report in an electronic format reasonably acceptable to the Loan Participation Holder (e.g., spreadsheet or CSV format), which shall be substantially in the format attached hereto as Exhibit B (or as otherwise agreed to between the parties from time to time) that identifies each Loan Participation and contains at minimum the fields set forth in Exhibit B (or as otherwise agreed to between the parties from time to time) for each Loan Participation.
Loan Participation: An undivided interest in a loan purchased by the Loan Participation Holder pursuant to the Participation Agreement.
Loan Participation Holder: As defined in the recitals.
Loan Participation Servicer: As defined in the recitals.
Loan Setup File: The information about each Loan Participation serviced by the Loan Participation Servicer, as provided to the Loan Participation Holder by the Loan Participation Servicer pursuant to Section 2.05. The Loan Setup File shall be provided in an electronic format reasonably acceptable to the Loan Participation Holder (e.g., spreadsheet or CSV format), which shall be substantially in the format attached hereto as Exhibit C (or as otherwise agreed to between the parties from time to time) that identifies each Loan Participation and contains at minimum the fields set forth in Exhibit C (or as otherwise agreed to between the parties from time to time) for each Loan Participation.
Non-CFC Borrower Loan: A Loan Participation with a Borrower that is not a member of CFC as described in CFC’s Bylaws currently in effect.
Participated Loan: The loan in which the Loan Participation Holder has purchased a Loan Participation pursuant to the Participation Agreement.
Participation Agreement: As defined in the recitals.
Person: Any legal person, including any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or governmental authority.
Portfolio Financial Data Report: A report in an electronic format reasonably acceptable to the Loan Participation Holder (e.g., spreadsheet or CSV format) that identifies each Loan Participation that is a CFC Borrower Loan and contains the information required by and contained in the Borrower’s annual Financial and Operating Report to the USDA Rural Utilities Service (Form 7 or Form 12, as applicable), the substance of which report the Loan Participation Holder may reasonably request from time to time (and which initially is attached as Exhibit D), and which may be included on a consolidated report of other loans serviced by the Loan Participation Servicer on behalf of the Loan Participation Holder in such other capacity.
Portfolio Risk Rating Report: A report in an electronic format reasonably acceptable to the Loan Participation Holder (e.g., spreadsheet or CSV format), which shall be substantially in the format attached hereto as Exhibit E (or as otherwise agreed to between the parties from time to time) that identifies each Loan Participation that is a CFC Borrower Loan and contains at minimum the fields set forth in Exhibit E (or as otherwise agreed to between the parties from time to time) for each such Loan Participation, and which may be included on a consolidated report of other loans serviced by the Loan Participation Servicer on behalf of the Loan Participation Holder in such other capacity.
Reporting Quarter: Each calendar quarter ending March 31, June 30, September 30, and December 31.
Risk Rating Methodology: The Loan Participation Servicer’s current internal risk rating methodology for determining Borrower Ratings.
Sale Date: Each closing date upon which the sale of one or more Loan Participations is sold to Loan Participation Holder.
Servicing Agreement: As defined in the recitals.
Servicer Default: An event described in Section 5.11.
Servicing Fee: With respect to each Loan Participation, the product of (i) the Servicing Fee Rate with respect to such Loan Participation, and (ii) the outstanding principal amount of such Loan Participation, which shall accrue in arrears corresponding to the date on which interest on such Loan Participation is payable and computed on the basis of the same time period with respect to which interest on such Loan Participation is computed, without giving effect to any principal amount of such Loan Participation paid or payable on the applicable interest payment date.
Servicing Fee Rate: With respect to each Loan Participation, a rate per annum as specified in the related Certificate of Participation.
Servicing Officer: Any officer of the Loan Participation Servicer involved in, or responsible for, the administration and servicing of the Loan Participations whose name and specimen signature appears on a list of Servicing Officers furnished to the Loan Participation Holder by the Loan Participation Servicer from time to time.
Section 1.02.     Other Definitional Provisions.
(a)    All terms defined in this Servicing Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
(a)    The words “hereof,” “herein,” “hereunder,” and words of similar import when used in this Servicing Agreement shall refer to this Servicing Agreement as a whole and not to any particular provision of this Servicing Agreement; Section and Exhibit references contained in this

Servicing Agreement are references to Sections and Exhibits in or to this Servicing Agreement unless otherwise specified; and the term “including” shall mean “including without limitation.”
(b)    The definitions contained in this Servicing Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

ARTICLE II
Administration and Servicing of Loan Participations
Section 2.01.     General Servicing Provision. The Loan Participation Servicer hereby agrees to service and administer the Loan Participations in accordance with the terms of this Servicing Agreement, applicable law, and the terms of the Participation Agreement and the Loan Participations, respectively. In connection with such servicing and administration, the Loan Participation Servicer shall, consistent with and subject to all other servicing-related provisions in this Servicing Agreement and the Participation Agreement, have full power and authority, acting alone and/or through sub-servicers, to do or cause to be done any and all things, in connection with such servicing and administration, that the Loan Participation Servicer may deem necessary or desirable and consistent with the terms of this Servicing Agreement and the Loan Participation Servicer’s Customary Servicing Procedures. The Loan Participation Servicer will exercise the same care in servicing the Loan Participations that it exercises in servicing loans to the same Borrower or similar borrowers held in the Loan Participation Servicer’s portfolio. The Loan Participation Servicer will act in the best interest of the Loan Participation Holder in servicing Loan Participations. Without limiting the generality of the foregoing, the Loan Participation Servicer, in its own name or in the name of the Loan Participation Holder, is hereby authorized and empowered by the Loan Participation Holder, when the Loan Participation Servicer believes it appropriate in its reasonable judgment (subject to the terms of this Servicing Agreement, the Participation Agreement, and the applicable Certificate of Participation), to execute and deliver on behalf of the Loan Participation Holder any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Loan Participations and with respect to the related Participated Loans. For the avoidance of doubt, until the occurrence of a Servicer Default, the Loan Participation Servicer shall be the sole point of contact with all Borrowers in the Participated Loans and the Loan Participation Holder will not contact any Borrower without the prior written consent of the Loan Participation Servicer.
Section 2.02.     Agency Relationship. The relationship of the Loan Participation Servicer (and of any successor to the Loan Participation Servicer as servicer under this Servicing Agreement) to the Loan Participation Holder under this Servicing Agreement is intended by the parties to be that of an independent contractor and not that of a joint venture, partner or agent.
Section 2.03.     Modifications, Waivers, Consents. In accordance with the terms of this Servicing Agreement, the Participation Agreement, and the applicable Certificate of Participation, for any CFC Borrower Loan, the Loan Participation Servicer may waive, modify, amend or vary any term of any Loan Participation or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Borrower if, in the Loan Participation Servicer’s judgment and consistent with Customary Servicing Procedures, such waiver, modification, consent, postponement or indulgence will make it more likely that such Borrower will be able to successfully repay the Loan Participation in question. For all non-CFC Borrower Loans, Loan Participant shall direct Loan Participation Servicer on all matters related to waivers, modifications, amendments, variances and consents. Notwithstanding the foregoing, the Loan Participation Servicer shall not take or consent to any action, including any waiver, deferral or forbearance, or course of action without first obtaining the Loan Participation Holder’s prior written consent if such action or course of action requires the Loan Participation Holder’s consent or approval pursuant to the applicable Certificate of Participation.
(a)    To the extent the terms of any Participated Loan are modified or amended, the Loan Participation Servicer shall promptly notify the Loan Participation Holder of such modification or amendment and provide the Loan Participation Holder with updated loan setup files or loan specifications that the Loan Participation Holder may reasonably request in a format reasonably acceptable to the Loan Participation Holder. In addition to the foregoing, and regardless of whether any action is proposed to be taken by the Loan Participation Servicer with respect to a Loan Participation or a Participated Loan, the Loan Participation Servicer shall notify the Loan Participation Holder promptly after becoming aware of: (A) each event of default (as such term is defined in the documentation for the applicable Participated Loan) that has occurred and is continuing under the documentation for any Participated Loan, (B) any receipt of a notice of a Borrower’s violation or potential violation of applicable environmental laws pertaining to environmental hazards, (C) any proposed material change in the control or ownership of a Borrower, and (D) any material pending lawsuit involving a Borrower or Collateral which in the opinion of the Loan Participation Servicer would materially and adversely affect such Borrower’s ability to perform its obligations under the Loan Documents. Notwithstanding the foregoing, the Loan Participation Holder acknowledges and agrees that, with respect to any Participated Loan for which the Loan Participation Servicer is not the lender of record, the Loan Participation Servicer’s ability to waive, modify, amend or vary any term of the related Participated Loan, and its ability to exercise remedies with respect thereto, may be limited by its terms to the rights of all or a majority of interest holders in the Participated Loan.
Section 2.04.     Powers of Attorney. Without limiting the generality of the foregoing, the Loan Participation Servicer is hereby authorized and empowered to execute and deliver on behalf of itself and the Loan Participation Holder all agreements and instruments as may be necessary or desirable in connection with the performance of its rights and obligations pursuant to this Servicing Agreement. If reasonably required by the Loan Participation Servicer, the Loan Participation Holder shall furnish the Loan Participation Servicer with any powers of attorney and other documents necessary or appropriate to enable the Loan Participation Servicer to carry out its servicing and administrative duties under this Servicing Agreement, the Participation Agreement, and any other documentation pertaining to the Loan Participations and the Participated Loans.
Section 2.05.      Loan Participation Reporting. The Loan Participation Servicer will provide the following reports to the Loan Participation Holder, which reports may be transmitted via e-mail to LoanAdministration@farmermac.com or in such other form as may be agreed between the Loan Participation Holder and the Loan Participation Servicer:
(i)    Not later than two (2) Business Days prior to the Pricing Date for a Loan Participation, the Loan Participation Servicer shall provide a Loan Setup File to the Loan Participation Holder with respect to each Loan Participation contemplated to be purchased by the Loan Participation Holder pursuant to Participation Agreement; provided however, if pricing of the Loan Participation is done through a bidding process, the Loan Participation Servicer shall provide a Loan Setup File to the Loan Participation Holder not later than five (5) Business Days following the Pricing Date but not later than two (2) Business Days prior to the Sale Date;
(ii)    On or before the last day of each calendar month (or next succeeding Business Day), a Distribution Report;
(iii)    Within fifteen (15) days of the end of each Reporting Quarter, a Portfolio Risk Rating Report;
(iv)    By not later than November 30th of each year, a Portfolio Financial Data Report for all CFC Borrower Loans;
(v)    Within thirty (30) days after the Loan Participation Servicer adopts or implements any material changes to its Risk Rating Methodology, written notice thereof;
(vi)    Promptly after receipt, copies of audited financial statements that the Loan Participation Servicer receives with respect to each Borrower in accordance with the Loan Documents;
(vii)    For all CFC Borrower Loans, promptly after approval by the Loan Participation Servicer, any annual credit analysis (including risk rating) on a Borrower that is prepared by the Loan Participation Servicer for its own credit review process in the course of its ordinary business practices, subject to the qualifications set forth in Section 6 of the Participation Agreement; and
(viii)    On or before the last day of each calendar month for which the Loan Participation Servicer serviced a Defaulted Loan, a Defaulted Loan Report.
Section 2.06.     Remittances. The Loan Participation Servicer will proceed diligently and promptly to (i) collect all payments due under each of the Loan Participations it services when the same shall become due and payable and (ii) remit all payments due to the Loan Participation Holder in respect of each Loan Participation (net of amounts permitted to be withheld hereunder and/or under the Participation Agreement) in accordance with the Participation Agreement. All funds held by the Loan Participation Servicer in respect of each Loan Participation (net of amounts permitted to be withheld under the Participation Agreement) shall be held in trust for the benefit of the Loan Participation Holder until remitted to the Loan Participation Holder.
Section 2.07.     Realization Upon Defaulted Loans.
(a)    The Loan Participation Servicer shall use reasonable efforts to realize upon Defaulted Loans in such manner as in the Loan Participation Servicer’s judgment will maximize the receipt of principal and interest by all interest holders of the Participated Loan, including the Loan Participation Holder. For each Participated Loan as to which the Loan Participation Holder’s Pro Rata Share exceeds fifty percent (50%):
(i)    the Loan Participation Servicer shall use reasonable efforts to work out a troubled Participated Loan before proposing foreclosure, a deed in lieu of foreclosure, a pre-foreclosure sale, or otherwise liquidating Collateral;
(ii)    the Loan Participation Servicer shall use reasonable efforts to liquidate or otherwise comparably convert the ownership of Collateral securing such of the Participated Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments;
(iii)    in any case in which Collateral shall have suffered material damage and in the opinion of the Loan Participation Servicer there are insufficient funds or no reasonable likelihood that there will be sufficient funds received in the future from insurance proceeds, any federal or state governmental agency or any other sources, the Loan Participation Servicer shall promptly notify the Loan Participation Holder to allow it the opportunity to expend funds toward restoration; and
(iv)    the decision of the Loan Participation Servicer to foreclose on a Defaulted Loan or otherwise liquidate Collateral shall be subject to the written consent of the Loan Participation Holder as set forth in the applicable Certificate of Participation.
(b)    Any proceeds from liquidated Collateral to which the Loan Participation Holder is entitled will be paid first, to the Loan Participation Servicer for previously unreimbursed Expenses under the Participation Agreement; second, to the Loan Participation Servicer, for payment of any unpaid Servicing Fee with respect to the Loan Participation relating to such Collateral; third, to the Loan Participation Holder in respect of accrued interest; and fourth, to the Loan Participation Holder as a recovery of principal of such Loan Participation.
Section 2.08.     Servicing Compensation and Reimbursement. The Loan Participation Servicer shall be entitled to an amount equal to the accrued and unpaid Servicing Fee with respect to each Loan Participation. The Servicing Fee shall be paid in arrears, and the Loan Participation Servicer shall be entitled to retain an amount equal to the accrued and unpaid Servicing Fee with respect to each Loan Participation out of the interest portion of amounts collected by the Loan Participation Servicer with respect to such Loan Participation; provided, that any accrued and unpaid Servicing Fee may only be withheld from future interest payments on the Loan Participation for which the unpaid Servicing Fee accrued. Notwithstanding the foregoing, the Servicing Fee shall only be retained by the Loan Participation Servicer in each month that the Loan Participation Holder receives interest in full for such month in respect of the Loan Participation for which the Servicing Fee would have been retained. The Loan Participation Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specified herein and in the Participation Agreement.
Section 2.09.     Servicer Default.
(a)    Each of the following events shall constitute a servicer default (each, a “Servicer Default”):
(i)    any default by the “Lead Lender” under the Participation Agreement that remains unremedied within the timeframe(s) specified therein; or
(ii)    failure on the part of the Loan Participation Servicer duly to observe or perform in any material respect any of the covenants or agreements on the part of the Loan Participation Servicer in this Servicing Agreement which continues unremedied for a period of forty-five (45) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been received by the Loan Participation Servicer from the Loan Participation Holder; or
(iii)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Loan Participation Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or
(iv)    consent by the Loan Participation Servicer to the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings relating to the Loan Participation Servicer or to all or substantially all of its property; or
(v)    the Loan Participation Servicer’s admission in writing of its inability to pay its debts generally as they become due, filing of a petition to invoke any applicable insolvency or reorganization statute, making of an assignment for the benefit of its creditors, or voluntarily suspending payment of its obligations; or
(vi)    a court of competent jurisdiction shall have found that the Loan Participation Servicer or any of its senior executive officers has committed an act of civil fraud; or
(vii)    the Loan Participation Servicer or any of its principal officers shall have been convicted of any criminal act related to the Loan Participation Servicer’s lending or mortgage selling or servicing activities;
(viii)    the Loan Participation Servicer consummates a transaction that results in a Change of Control; or
(ix)    the Loan Participation Servicer ceases to be in good standing under the laws of its governing jurisdiction for a period of thirty (30) days following notice thereof by any governmental authority having jurisdiction over such determination.
(b)    Upon the occurrence of a Servicer Default, and so long as such Servicer Default shall not have been remedied, the Loan Participation Holder may (a) terminate all obligations and duties imposed upon the Loan Participation Servicer under this Servicing Agreement, and (b) name and appoint a successor or successors (including itself) to succeed to and assume all of such obligations and duties of the Loan Participation Servicer. Such actions shall be effected by notice in writing to the Loan Participation Servicer and shall become effective upon receipt of such notice by the Loan Participation Servicer and the acceptance of such appointment by such successor or successors.
Section 2.10.     Resignation and Termination of Loan Participation Servicer. The Loan Participation Servicer may at any time resign and terminate its obligations under this Servicing Agreement upon at least one hundred eighty (180) days’ prior written notice to the Loan Participation Holder; provided, however, that no such resignation or termination shall be effective until a successor servicer reasonably acceptable to the Loan Participation Holder is appointed (and accepts such appointment). Notwithstanding the foregoing, if a successor servicer has not been appointed within two hundred seventy (270) days following the delivery of a notice of resignation by the Loan Participation Servicer, the Loan Participation Servicer may (but shall not be obligated to) resign notwithstanding the lack of appointment of a successor.
Section 2.11.     Inspection Rights. The Loan Participation Servicer shall, upon three (3) Business Days’ prior written request from the Loan Participation Holder, during normal business hours, permit the Loan Participation Holder to examine, inspect, and/or audit the servicing files and servicing controls which relate to Loan Participations. These inspection rights shall extend to representatives of the Farm Credit Administration (as the governmental authority that regulates the Loan Participation Holder).
Section 2.12.     Limitation on Liability of the Loan Participation Servicer and Others. Neither the Loan Participation Servicer nor any of the directors, officers, employees or agents of the Loan Participation Servicer shall be under any liability to the Loan Participation Holder for any action taken or for refraining from the taking of any action in good faith and without gross negligence pursuant to this Servicing Agreement or for errors in judgment; provided, however, that this provision shall not protect the Loan Participation Servicer or any such Person against (i) any breach of warranties or representations made herein or (ii) any liability which would otherwise be imposed (A) by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or (B) by the terms of the Participation Agreement. The Loan Participation Servicer and any director, officer, employee or agent of the Loan Participation Servicer shall be indemnified by the Loan Participation Holder and held harmless by the Loan Participation Holder against any loss, liability or expense incurred in connection with any legal action relating to this Servicing Agreement, the transactions contemplated hereby or thereby, and the Loan Participation Servicer’s duties in connection therewith, other than any unrecovered Servicing Fee related to any specific Loan Participation(s) and any loss, liability or expense incurred (i) by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or (ii) in accordance with the Participation Agreement.
Section 2.13.     Statements and Certificates to Loan Participation Holder.
(a)    Not later than one hundred twenty (120) days after the close of each fiscal year of Loan Participation Servicer (or if such day is not a Business Day, the next succeeding Business Day) beginning in 2020, the Loan Participation Servicer shall deliver to the Loan Participation Holder an Annual Officer’s Certificate for the prior calendar year. The Loan Participation Servicer shall also provide such assertion letters and attestation reports as the Loan Participation Holder may require to reasonably comply with applicable laws and regulations, the form of which letters and reports shall be agreed upon between the Loan Participation Holder and the Loan Participation Servicer. The Loan Participation Servicer agrees to indemnify and hold harmless each of the Loan Participation Holder, each person or entity, if any, who “controls” the Loan Participation Holder within the meaning of the Securities Act of 1933, as amended, and their respective officers and directors (collectively, the “Indemnitees”) against any and all losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, fees and expenses that any Indemnitee may sustain arising out of third party claims (including any criminal or civil action brought by a government agency or department) based on the failure of the Loan Participation Servicer to deliver or cause to be delivered when required the foregoing Annual Officer’s Certificate or any material misstatement or material omission therein. If the indemnification provided for herein is unavailable or insufficient to hold harmless any Indemnitee, then the Loan Participation Servicer agrees that it shall contribute to the amount paid or payable by the Indemnitee as a result of the losses, claims, damages or liabilities of the Indemnitee in such proportion as is appropriate to reflect the relative fault of the Indemnitee on the one hand and the Loan Participation Servicer on the other.
(b)    Not later than the end of the Loan Participation Servicer’s first fiscal quarter of each year (or if such day is not a Business Day, the next succeeding Business Day) beginning in 2020, the Loan Participation Servicer shall deliver to the Loan Participation Holder a copy of the report of independent accountants with respect to the Loan Participation Servicer’s consolidated financial statements for the preceding fiscal year.
ARTICLE III
Representations and Warranties
Section 3.01.     Representations and Warranties of the Loan Participation Servicer. The Loan Participation Servicer hereby represents and warrants as of the date of this Servicing Agreement and each Sale Date as follows:
(a)    The Loan Participation Servicer is duly organized, validly existing and in good standing under the laws governing its creation and existence and with the requisite power and authority to conduct its business as it is currently being conducted; the Loan Participation Servicer holds all licenses, certificates and permits necessary for the conduct of its business as it is currently being conducted and is or will be in compliance with the laws of each state in which any Collateral is located to the extent necessary to ensure the enforceability of each Participated Loan.
(b)    The Loan Participation Servicer has the requisite power and authority to execute and deliver this Servicing Agreement, to service and administer all the Loan Participations in accordance with the terms of this Servicing Agreement, and to take all other actions and execute and deliver all other documents which are requisite or pertinent to the transactions described in this Servicing Agreement. The persons signing such documents and taking such actions on its behalf have been duly authorized to do so and such documents and actions are valid, legally binding and enforceable against the Loan Participation Servicer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
(c)    The Loan Participation Servicer is not required to obtain any consents, licenses, approvals or authorizations from, or registrations or declarations with, any person, governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Servicing Agreement, except for such consents, licenses, approvals or authorizations, or registrations or declarations, as shall have been obtained or filed, as the case may be.
(d)    No action, suit or proceeding is pending or, to the best of the Loan Participation Servicer’s knowledge, threatened against it that would prohibit it from entering into this Servicing Agreement or performing its obligations under this Servicing Agreement or, in the reasonable opinion of the Loan Participation Servicer has a reasonable likelihood of resulting in a material adverse effect on the transactions contemplated by this Servicing Agreement.
(e)    The Loan Participation Servicer is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default would reasonably be expected to have consequences that would materially and adversely affect the condition (financial or otherwise) or operations of the Loan Participation Servicer or its respective properties or would reasonably be expected to have consequences that would materially adversely affect the performance of the Loan Participation Servicer hereunder.
(f)    The execution and delivery of this Servicing Agreement by the Loan Participation Servicer and the performance and compliance with the terms of this Servicing Agreement by the Loan Participation Servicer will not violate the organizational and operational documents of the Loan Participation Servicer, or constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, or result in the material breach of, any material contract, agreement or other instrument to which the Loan Participation Servicer is a party or which may be applicable to the Loan Participation Servicer, or any of its assets.
(g)    No Servicer Default has occurred and is continuing and no event or circumstance has occurred or exists which, with notice or lapse of time or both, would constitute a Servicer Default.
Section 3.02.     Representations and Warranties of the Loan Participation Holder. The Loan Participation Holder hereby represents and warrants as of the date of this Servicing Agreement and each Sale Date as follows:
(a)    The Loan Participation Holder is a corporation duly organized, validly existing and in good standing under the laws governing its creation and existence and with the requisite power and authority to conduct its business as it is currently being conducted; the Loan Participation Holder holds all licenses, certificates and permits necessary for the conduct of its business as it is currently being conducted and is or will be in compliance with the laws of each state in which any Collateral is located to the extent necessary to ensure the enforceability of each Loan Participation.
(b)    The Loan Participation Holder has the requisite power and authority to execute and deliver this Servicing Agreement and to take all other actions and execute and deliver all other documents which are requisite or pertinent to the transactions described in this Servicing Agreement. The persons signing such documents and taking such actions on its behalf have been duly authorized to do so and such documents and actions are valid, legally binding and enforceable against the Loan Participation Holder in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
(c)    The Loan Participation Holder is not required to obtain any consents, licenses, approvals or authorizations from, or registrations or declarations with, any person, governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Servicing Agreement, except for such consents, licenses, approvals or authorizations, or registrations or declarations, as shall have been obtained or filed, as the case may be.
(d)    No action, suit or proceeding is pending or, to the best of the Loan Participation Holder’s knowledge, threatened against it that would prohibit it from entering into this Servicing Agreement or performing its obligations under this Servicing Agreement or, in the reasonable opinion of the Loan Participation Holder has a reasonable likelihood of resulting in a material adverse effect on the transactions contemplated by this Servicing Agreement.
(e)    The Loan Participation Holder is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default would reasonably be expected to have consequences that would materially and adversely affect the condition (financial or otherwise) or operations of the Loan Participation Holder or its respective properties or would reasonably be expected to have consequences that would materially adversely affect the performance of the Loan Participation Holder hereunder.
(f)    The execution and delivery of this Servicing Agreement by the Loan Participation Holder and the performance and compliance with the terms of this Servicing Agreement by the Loan Participation Holder does not violate the organizational and operational documents of the Loan Participation Holder, or constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, or result in the material breach of, any material contract, agreement or other instrument to which the Loan Participation Holder is a party or which may be applicable to the Loan Participation Holder, or any of its assets.
Section 3.03.     Remedies for Breach of Representations and Warranties. Upon discovery by any party hereto of a breach of any of the representations and warranties set forth herein, such discovering party shall give prompt written notice to the other party. It is understood and agreed by the parties hereto that the representations and warranties set forth herein will continue in full force and effect for the remaining life of all Loan Participations, notwithstanding termination of this Servicing Agreement for any reason.

ARTICLE IV
Miscellaneous
Section 4.01.     Governing Law. The terms of this Servicing Agreement shall be governed by, and construed in accordance with, federal law. To the extent federal law incorporates state law, that state law shall be the laws of the District of Columbia.
Section 4.02.     WAIVER OF JURY TRIAL. THE PARTIES HERETO EACH IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).
Section 4.03.     Demands, Notices, Communications. All formal demands, notices and communications by and between the Loan Participation Servicer, and Loan Participation Holder shall be in writing and delivered in person or by an overnight delivery service, in each case with proof of delivery, to the following addresses (or such other address or location that each party may deliver to the other in writing from time to time):
If to the Loan Participation Holder:
Federal Agricultural Mortgage Corporation
1999 K Street, N.W., 4th Floor
Washington, DC 20006
Attention of: Brian Brinch
Email:    bbrinch@farmermac.com
With a copy (which shall not constitute notice) to:
Federal Agricultural Mortgage Corporation
1999 K Street, N.W., 4th Floor
Washington, DC 20006
Attention of: General Counsel
Email:    legal@farmermac.com
If to Loan Participation Servicer:
National Rural Utilities Cooperative Finance Corporation
20701 Cooperative Way
Dulles, VA 20166
Attention: Senior Vice President & Chief Financial Officer
Email: Andrew.don@nrucfc.coop
With a copy (which shall not constitute notice) to:
National Rural Utilities Cooperative Finance Corporation
20701 Cooperative Way
Dulles, VA 20166
Attention: Senior Vice President & General Counsel
Email: Roberta.aronson@nrucfc.coop

If to Loan Participation Seller:
National Cooperative Services Corporation
20701 Cooperative Way
Dulles, VA 20166
Attention: Senior Vice President & Chief Financial Officer
Email: Andrew.don@nrucfc.coop
With a copy (which shall not constitute notice) to:
National Cooperative Services Corporation
20701 Cooperative Way
Dulles, VA 20166
Attention: Senior Vice President & General Counsel
Email: Roberta.aronson@nrucfc.coop

Any notice so delivered within the time prescribed in this Servicing Agreement shall be conclusively presumed to have been duly given whether or not the intended recipient receives such notice, provided, however, that the party giving such notice has received proof of delivery.
Section 4.04.     Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Servicing Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Servicing Agreement and shall in no way affect the validity or enforceability of the other provisions of this Servicing Agreement.
Section 4.05.     Amendment. This Servicing Agreement may be amended from time to time or the provisions hereof may be waived or otherwise modified by the parties hereto only by written agreement signed by the parties hereto.
Section 4.06.     Counterparts. This Servicing Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Servicing Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Servicing Agreement.
Section 4.07.     Authorized Officers. The manual or facsimile signature of any individual appearing on this Servicing Agreement, or any document or certificate issued pursuant to this Servicing Agreement, shall constitute conclusive evidence that such individual is, in fact, authorized to execute such document, notwithstanding that such authorization may have lapsed prior to the effective date of such document.
Section 4.08.     Assignability. Except as provided in Section 2.10, this Servicing Agreement shall not be assigned by either of the parties hereto without the prior written consent of the other party. For purposes of this Section only, it is agreed that delegation by the Loan Participation Servicer permitted pursuant to one or more subservicers shall not be deemed an attempted assignment or transfer of servicing prohibited by this Servicing Agreement. Any attempted assignment or transfer contrary to the provisions of this Section shall be null, void, and of no force or effect.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto hereby execute this Servicing Agreement as of the day and year first above written.
FEDERAL AGRICULTURAL MORTGAGE CORPORATION, as Loan Participation Holder

By: /s/ Brian Brinch
Name: Brian Brinch
Title: SVP – Rural Infrastructure

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, as Loan Participation Servicer

By: /s/ Roberta B. Aronson
Name: Roberta B. Aronson
Title: Senior Vice President &
General Counsel

NATIONAL COOPERATIVE SERVICES CORPORATION, as Loan Participation Seller

By: /s/ J. Andrew Don
Name: J. Andrew Don
Title: Senior Vice President

EXHIBIT A
FORM OF ANNUAL OFFICER’S CERTIFICATE
I, [name of certifying individual], a duly elected and acting officer of National Rural Utilities Cooperative Finance Corporation (the “Loan Participation Servicer”), certify pursuant to the Loan Participation Servicing Agreement dated as of September 26, 2019 (as it may be amended from time to time, the “Servicing Agreement”) between the Loan Participation Servicer and Federal Agricultural Mortgage Corporation (“Farmer Mac”) to Farmer Mac and each person or entity, if any, who “controls” Farmer Mac within the meaning of the Securities Act of 1933, as amended, and their respective officers and directors, with respect to the calendar year immediately preceding the date of this Certificate (the “Relevant Year”), as follows:

1.    I am responsible for reviewing the activities performed by the Loan Participation Servicer under the Servicing Agreement during the Relevant Year.
2.    Based upon the review required by the Servicing Agreement and except as disclosed in this Officer’s Certificate or in any accountants’ statement provided pursuant to the Servicing Agreement, to the best of my knowledge, the Loan Participation Servicer has fulfilled all of its obligations under the Servicing Agreement throughout the Relevant Year.
3.    The Loan Participation Servicer has a comprehensive disaster recovery and business continuity plan that includes the following elements:
(a)    duplication of the Servicer’s production information systems at an off-site facility coupled with an extensive business recovery plan to utilize those remote systems;

(b)    replication of the Loan Participation Servicer’s production data in real time to the recovery site;

(c)    processes for each of the Loan Participation Servicer’s operating groups to conduct business with a view to minimizing disruption for customers;

(d)    periodic disaster recovery exercises that include both the information technology group and business areas;

(e)    contracts with an external vendor for facilities to house the Loan Participation Servicer’s backup systems as well as office space and related office equipment; and

(f)    backups are copied and stored at an off-site storage location managed by an external vendor.

4.    With respect to the Collateral, except as identified in writing to Farmer Mac, the Loan Participation Servicer has received no notification of a delinquency in the payment of any

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premiums, assessments, taxes or other charges that may become liens having precedence over the related Collateral.

5.    For purposes of this Officer’s Certificate, “Relevant Information” means the information included herein for the Relevant Year and the information in all Distribution Reports provided by the Loan Participation Servicer pursuant to Section 2.05 of the Servicing Agreement during the Relevant Year. To the best of my knowledge, the Relevant Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein which is necessary to make the statements made therein, in light of the circumstances under which such statements were made, not misleading as of the last day of the Relevant Year.
DATED as of _______________.

Name:_______________________________________ Title:________________________________________

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EXHIBIT B
DISTRIBUTION REPORT (FORM)
(Attached behind this page)

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Distribution Report

Coop ID	NCSC Loan Num	Scheduled Payment Date	Beginning Balance	Scheduled Principal Payment during remittance period	Unscheduled Principal Payment during remittance period	Ending Actual Balance	Ending Scheduled Balance

Final Payoff Date	Unscheduled Principal Payment date	Payment Date	Index Rate	Margin	Index Type	Note Rate	CFC Servicing Fee

Net Rate to Farmer Mac	CFC Servicing Amount	Last Interest Paid To Date	Next Due Date	Next Interest Reset Date	Sale Date	Maturity Date	Total P&I Payment

Prepayment Penalty Amount	Accrual Method	Previous Month Unpaid Net Interest	Interest Accrual During Reporting Period	Interest Payment	Current Month Unpaid Net Interest	Days Accrued	Delinquency Code

EXHIBIT C
LOAN SETUP FILE (FORM)
(Attached behind this page)

Set Up File

Seller Name	Coop ID	Coop Name	NCSC Loan Num	Facility Type	Loan Amount	Sale Date	Final Payment Date	Maturity Date	Amortization End Date	Servicing Fee (bps)	Payment Frequency

Next Payment Date	Interest Rate Term	Remaining Loan Term	Remaining Amort Term	Org Class	Effective Date	Servicing Adjusted Rate	Secured / Unsecured

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EXHIBIT D
PORTFOLIO FINANCIAL DATA REPORT (FORM)
(Attached behind this page)

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Financial Data

CoopID	LegalName	TodaysDate	year	OrganizationType	OrgClass

DeprAmortExpYTD	TaxesYearToDate	InterestOnLTDebtYTD	OperatingMarginsYTD	InterestIncomeYTD	GTCapitalCreditsYTD

OtherCapCredPatDivYTD	NetPatCapOrMarginsYTD	InvestAssocOrgPatcap_f12	TotAssetsOtherDebits_f12	TotMarginsEquities_f12	TotalLongTermDebt_f12

CurrentMaturitiesLtd_f12	CurrentMatLtdRuralDevl_f12	CurrentMatCapLeases_f12	TotalCapacity	TotPurchPowerNetEnergy	TotalSalesNetEnergy

LTDGrandTotal	RentalThisYearTotal	Modified DSC (MDSC)	Equity as a % of Assets	Construction Work-in-Progress as a % of Total Utility Plant	Name Plate Generating Capacity Owned (MW)

Total Sales (MWh)	FMGTFinalEBITDA	FMGTFinalTotalDebt	FMGTOpExOpRev	FMGTFinalDebtToFinalEBITDA	FinEquitytoTotalCap

EXHIBIT E
PORTFOLIO RISK RATING REPORT (FORM)
(Attached behind this page)

Risk Rating Report

Coop ID	borrower_risk_rating	facility_risk_rating	CPED

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EXHIBIT F
DEFAULTED LOAN REPORT (FORM)
(Attached behind this page)

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Defaulted Loan Report

Coop ID	Borrower Name	Loan No.	Due Date	Remedial Measures

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